EXHIBIT 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, related to post-qualification amendment, of our Independent Auditor's Report dated April 28, 2023 relating to the balance sheet of Iron Bridge Mortgage Fund, LLC as of December 31, 2022, and the related statement of income, changes in members' equity, and cash flows for the year then ended, and the related notes to the financial statements.

Armanino LLP
San Jose, California

August 30, 2024